EXHIBIT 99.1

NEWS RELEASE

FOR RELEASE OCTOBER 28, 2005 AT 3:00 P.M. PDT

CONTACTS:	W. Brian Kretzmer	James W. Dolan
	CEO and President	CFO and COO
	MAI Systems Corporation	MAI Systems Corporation
	Telephone 949.598.6160	Telephone 949.598.6181
	brian.kretzmer@maisystems.com	james.dolan@maisystems.com

MAI SYSTEMS FILES WITH SEC TO BECOME NON-REPORTING ENTITY

Lake Forest, CA (October 28, 2005)... MAI Systems Corporation (OTCBB: MAIY.PK) announced today that it has filed a definitive Information Statement (Schedule 14C) and a definitive Transaction Statement (Schedule 13E-3) to complete a 1:150 reverse stock split, which shall become effective on November 23, 2005.  The purpose of the reverse stock split is to position the Company to terminate its public reporting so that it may continue future operations as a private company, relieving it of the costs, administrative burdens and competitive disadvantages associated with operating as a public company.  Accordingly, effective November 23, 2005, the Company’s shares will cease to be eligible to be traded on any automated quotation system. Under the terms of the reverse stock split, every holder of record at the effective time will be entitled to receive one share of the Company’s common stock in exchange for every 150 shares held by such person immediately prior to the effective time. No fractional shares will be issued. Instead, in lieu of issuing fractional shares to stockholders who would otherwise be entitled to receive a fractional share of common stock as a result of the reverse stock split, the Company will pay cash consideration at the rate of $0.17 for each share of common stock that was outstanding immediately prior to the effective time but was not converted into a full share of post-split common stock.

MAI CEO, W. Brian Kretzmer commented, “This is an important step in the Company’s future and will allow us to substantially reduce our costs by becoming a non-reporting entity. Further, it allows the Company’s executive management to focus more time and energy on the growth and prosperity of our business and less on the reporting and compliance requirements of a public company. Management remains committed to improving our company and its prospects and we are optimistic for the future.”

About MAI Systems Corporation d/b/a Hotel Information Systems:

Hotel Information Systems delivers solutions developed using the only tools available today for flexible enterprise computing, Java and .NET. The corporate consolidation and on-property management solutions enable hoteliers to focus on relationships, support sales and marketing goals, and implement decisions in a rapid change environment. The Company’s highly skilled, customer-focused staff provide expert assistance to clients when integrating their business processes with their partners, suppliers and customers, leveraging existing IT investments and implementing a solid technology foundation to add functionality at their own pace. With years of hospitality experience, open standards development methodology, scalable architecture, and best business practices, Hotel Information Systems provides clients with solutions for sustainable competitive advantage. For a complete demonstration or additional information about epitome Enterprise Solutions, please contact a Hotel Information Systems Client Solutions Representative at 1.800.497.0532 or visit the Hotel Information Systems Web site at www.hotelinfosys.com.

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